FOR IMMEDIATE RELEASE

CINEDIGM ANNOUNCES SALE OF HOLLYWOOD SOFTWARE TO TEAM OF OUTSIDE INVESTORS LED BY ORIGINAL FOUNDER, DAVID GAJDA

Gajda To Return and Serve as Executive Chairman, Setting Targeted Growth Strategy for Company

Century City, CA, September 23, 2014 – Cinedigm Corp. (NASDAQ: CIDM) today announced the sale of Hollywood Software to an outside team of capital investors led by David Gajda, one of the company’s original founders. The new team has purchased 100% of Cinedigm’s software division stock in an all cash deal, effective immediately, it was announced by Cinedigm Chairman of the Board and CEO, Chris McGurk.

Hollywood Software, which develops tools for managing all key elements of digital theatrical distribution and exhibition, was acquired by Cinedigm from Gajda in 2003.  Cinedigm’s transformation into a leading distributor of independent entertainment content, well-positioned to take advantage of the upside of the digital revolution on all platforms, has made Hollywood Software a non-core business.

“Given Cinedigm’s shift in focus to entertainment distribution and particularly the digital OTT network business, continuing in the software business, where we are selling to many of our competitors, no longer made strategic sense,” said Chris McGurk, Chairman of the Board and Chief Executive Officer of Cinedigm, “Dave built Hollywood Software into one of the leaders in the field of entertainment enterprise applications and is the perfect person to take Hollywood Software to the next level as a standalone entity. I've known and worked with Dave for a long time and couldn't feel more confident about this move”

“Cinedigm has helped to expand Hollywood Software into new markets and territories, well beyond its original scope,” added David Gajda, Executive Chairman of Hollywood Software, “As one of Hollywood Software’s founders, I am extremely familiar with both the business and company and look forward to helping grow it into even more of a global entertainment software entity.”

Plans for the new Hollywood Software include refocusing on their core theatrical distribution and exhibitor (TDS, EMS and TCC) products while launching new products and services into new worldwide markets through new partnerships.

ABOUT CINEDIGM

Cinedigm is a leading independent content distributor in the United States, with direct relationships with over 60,000 physical retail storefronts and digital platforms, including Wal-Mart, Target, iTunes, Netflix, and Amazon, as well as the national Video on Demand platform on cable television.  The company’s library of over 52,000 films and TV episodes encompasses award-winning documentaries from Docurama Films®, next-gen Indies from Flatiron Film Company®, acclaimed independent films and festival picks through partnerships with the Sundance Institute and Tribeca Films and a wide range of content from brand name suppliers, including National Geographic, Discovery, Scholastic, WWE, NFL, Shout Factory, Hallmark, Jim Henson and more.

Additionally, given Cinedigm’s infrastructure, technology, content and distribution expertise, the company has rapidly become a leader in the quickly evolving over-the-top digital network business.  Cinedigm’s first channel, DOCURAMA, launched in May 2014, and is currently available on over 165 million consumer devices including Roku, Xbox and Samsung, with additional platforms currently being rolled out.  Earlier this year, Cinedigm also announced plans for a Comic Con branded channel, in partnership with WIZARD WORLD, for launch in Q4 2014.  The Company recently announced its third OTT channel via a partnership with The Dove Foundation. DOVE MOVIE CHANNEL will be a digital streaming subscription service targeted to families and kids seeking high quality and family friendly content approved by Dove.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. www.cinedigm.com. [CIDM-G]

ABOUT HOLLYWOOD SOFTWARE

Hollywood Software partners with Hollywood movie studios, independent movie distributors, and exhibitors to bring movies in digital cinema format to audiences across the country. Hollywood Software’s state-of-the-art distributor and exhibition software is a cornerstone of the industry's digital cinema transformation.

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Maggie Begley/MBC

Cinedigm Public Relations

O: 310.390.0101, C: 310.749.3055

maggie@mbcprinc.com